Exhibit 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:

Denise Powell

BrewLife

510.703.9491

dpowell@brewlife.com

Esperion Therapeutics Reports Second Quarter Financial Results and Provides Corporate Update

Plymouth, Mich., August 12, 2013 — Esperion Therapeutics, Inc. (NASDAQ: ESPR), a clinical-stage biopharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-C) lowering therapies for the treatment of hypercholesterolemia, today provided a corporate update and reported its financial results for the second quarter ended June 30, 2013.

“The second quarter was transformative for Esperion. We completed a successful private financing ending the period with $16.6 million in cash and cash equivalents and in early July received net proceeds of $74.9 million from the closing of our IPO resulting in pro forma cash and cash equivalents of $91.5 million,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We also continued to advance the clinical development of ETC-1002. We completed and reported positive top-line results from our ETC-1002-006 Phase 2a clinical study in patients with hypercholesterolemia and a history of statin intolerance. Further, we completed enrollment and dosing in our ETC-1002-007 Phase 2a clinical study in patients with hypercholesterolemia and expect to report top-line results in the first half of September. We are in an excellent position to complete the Phase 2b clinical development of ETC-1002.”

“I’m excited about the work that we are doing with ETC-1002, an oral, once-daily, small molecule therapy that represents a new approach to lowering LDL-C and reducing patients’ cardiovascular disease risk. Patients with hypercholesterolemia and a history of statin intolerance have few good treatment options today and need alternative therapies,” said Roger S. Newton, Ph.D., FAHA, founder, executive chairman and chief scientific officer of Esperion. “With the resources now available to us through our recent financing and IPO, we are in an excellent position to advance ETC-1002 to address this high unmet medical need.”

Recent Business Highlights

•                  Completed a successful initial public offering (IPO) raising $74.9 million in net proceeds.

•                  Completed a $33 million preferred financing.

•                  Reported positive top-line results from the ETC-1002-006 Phase 2a clinical study in patients with hypercholesterolemia and a history of intolerance to two or more statins. This randomized, double-blind, placebo-controlled, multicenter, proof-of-concept clinical study met its primary endpoint, with results demonstrating that ETC-1002 lowered LDL-C by an average of 32 percent and was well tolerated.

•                  Completed enrollment and dosing in the ETC-1002-007 Phase 2a clinical study in patients with hypercholesterolemia taking a 10 mg dose of atorvastatin calcium. This randomized, double-blind, placebo-controlled, multicenter clinical study was designed to evaluate the tolerability and safety of ETC-1002 when added to atorvastatin, and the effects of ETC-1002 on the pharmacokinetics of atorvastatin. The LDL-C lowering efficacy of ETC-1002 when added to atorvastatin also will be measured.

•                  Presented full results of ETC-1002-005, a Phase 2a clinical study in patients with hypercholesterolemia and Type 2 diabetes in an oral session at the Arteriosclerosis, Thrombosis and Vascular Biology (ATVB) 2013 Scientific Sessions. The study met its primary endpoint, with results demonstrating that ETC-1002 lowered LDL-C by up to 43 percent and was well tolerated.

•                  Published full results from the ETC-1002-003 Phase 2 clinical study in patients with hypercholesterolemia online in the Journal of the American College of Cardiology. Findings from this randomized, double-blind, placebo-controlled, multicenter, parallel-group study showed that ETC-1002 significantly lowered LDL-C levels up to 27 percent across a broad range of baseline triglyceride levels and was well tolerated. Summary results from this study were previously presented at the March 2012 American College of Cardiology Scientific Sessions.

•                  Published a paper in the Journal of Lipid Research that demonstrated, for the first time, the effectiveness of ETC-1002 in reducing chronic inflammation in preclinical models of inflammation.

Upcoming Milestones Expected

•                  In the first half of September 2013, report top-line results from the ETC-1002-007 Phase 2a clinical study in approximately 52 patients with hypercholesterolemia taking a 10 mg dose of atorvastatin.

•                  In October 2013, initiate the ETC-1002-008 Phase 2b clinical study in approximately 322 patients with hypercholesterolemia and either a history of statin intolerance or a history of statin tolerance. The goal of this study is to demonstrate comparable tolerability and superior efficacy to ezetimibe for the treatment of patients with elevated LDL-C levels and intolerance to two or more statins due to muscle-related adverse events.

•                  Later in 2013, present full results of the ETC-1002-006 Phase 2a clinical study in patients with hypercholesterolemia and a history of statin intolerance at a major scientific meeting.

Second Quarter Financial Results

Research and development expenses were $3.1 million for the second quarter of 2013 and $5.2 million for the six months ended June 30, 2013, compared with $2.3 million and $3.9 million for the comparable periods in 2012. The increase in research and development expenses was largely driven by the advancement of the ETC-1002 program through Phase 2 development.

General and administrative expenses were $1.2 million for the second quarter of 2013 and $2.4 million for the six months ended June 30, 2013, compared with $0.5 million and $1.2 million for the comparable periods in 2012. The increase in general and administrative expenses was largely driven by incremental expenses to support public company operations, changes in headcount, which includes increased stock-based compensation expense, and other costs to support Esperion’s growth.

Esperion reported a net loss of $6.9 million for the second quarter of 2013 and $11.2 million for the six months ended June 30, 2013, compared with a net loss of $3.2 million and $5.6 million for the comparable periods in 2012.

At June 30, 2013, cash and cash equivalents totaled $16.6 million compared with $6.5 million at December 31, 2012. The increase was primarily driven by net cash proceeds of $17.0 million from a preferred stock financing in April. Cash and cash equivalents at June 30, 2013, did not include the net proceeds of $74.9 million resulting from the completion of the IPO and the exercise of the underwriters’ over-allotment option in July 2013, which is net of underwriting discounts and commissions.

2013 Financial Outlook

Esperion expects that its cash and cash equivalents will be approximately $75 million at December 31, 2013. The Company believes that existing cash resources will fund the Company until at least the end of 2015. Full-year 2013 net cash used in operating activities is expected to be approximately $25 million.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a biopharmaceutical company focused on the research, development and commercialization of therapies for the treatment of patients with elevated levels of low-density lipoprotein cholesterol (LDL-C) and other cardiometabolic risk factors. ETC-1002, Esperion’s lead product candidate, is a unique, first-in-class, orally available, once-daily small molecule therapy designed to lower levels of LDL-C and to avoid side effects associated with existing LDL-C lowering therapies. ETC-1002 is targeted for statin intolerant patients with elevated levels of LDL-C.  Esperion has completed seven clinical studies to date, including four Phase 2a studies, and expects to initiate a robust Phase 2b clinical program in the fourth quarter of 2013. For more information, please visit www.esperion.com.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of ETC-1002 and Esperion’s financial position. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed with Securities and Exchange Commission on August 12, 2013. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

(A Development Stage Company)

Condensed Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)

Working capital (deficit)	12,745	(10,035)

Total convertible short-term debt	—	15,241
	—
Convertible preferred stock	65,228	23,975

Total stockholders’ (deficit) equity	(52,338)	(41,365)

Esperion Therapeutics, Inc.

(A Development Stage Company)

Condensed Statement of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

	$—	$—	$—	$—

Operating expenses:
Research and development	3,100	2,330	5,193	3,887
General and administrative	1,172	534	2,423	1,166
Acquired in-process research and development	—	—	—	—
Total operating expenses	4,272	2,864	7,616	5,053
Loss from operations	(4,272)	(2,864)	(7,616)	(5,053)

Interest expense	(108)	(303)	(936)	(564)
Change in fair value of warrant liability	(2,545)	—	(2,587)	—
Other income (expense), net	4	1	(21)	2
Net loss	$(6,921)	$(3,166)	$(11,160)	$(5,615)
Net loss per common share (basic and diluted)	$(19.82)	$(9.94)	$(32.09)	$(17.92)
Weighted average shares outstanding (basic and diluted)	349,170	318,654	347,831	313,258